Exhibit T3A-7

CERTIFICATE OF INCORPORATION

OF

FEDERAL PACKAGING CORPORATION

FIRST. The name of the Corporation is Federal Packaging Corporation.

SECOND. The Corporation will have perpetual existence.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 5,000,000, 4,000,000 of which will be shares of Common Stock, having a par value of $0.001 per share, and 1,000,000 which will be shares of Preferred Stock, having a par value of $0.001 per share.

Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

FIFTH. No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

SIXTH. At all meetings of stockholders, a quorum will be present if the holders of fifty percent (50%) of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

SEVENTH. Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

EIGHTH. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

NINTH. (a) The Corporation will, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may also be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

TENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ELEVENTH. The address of the Corporation’s initial registered office is 1209 Orange Street, New Castle County, Wilmington, Delaware, and the name of its initial registered agent at that address is The Corporation Trust Company.

TWELFTH. The number of directors constituting the initial Board of Directors of the Corporation is one and the names and mailing addresses of such persons, who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified, are:

Name	Address
Norman F. Pfeifer	P. O. Box 930 Route 235 St. Paris, Ohio 43072

Carlo Capozzolo	P. O. Box 930 Route 235 St. Paris, Ohio 43072

Hereafter, the number of directors will be determined in accordance with the Bylaws of the Corporation.

THIRTEENTH. The powers of the incorporator will terminate upon the filing of this Certificate. The name and mailing address of the incorporator are:

Name	Address
Gwen Davies	Suite 6000 901 Main Street Dallas, Texas 75202

EXECUTED as of the 22nd day of October, 1990.

/s/ Gwen Davies
Gwen Davies

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

FEDERAL PACKAGING CORPORATION

Federal Packaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST. The Corporation has not received any payment for any of its stock.

SECOND. That the amendment to the Corporation’s Certificate of Incorporation (the “Amendment”) set forth in the following resolution approved by the sole incorporator of the Corporation was duly adopted in accordance with the provision of Article 241 of the General Corporation Law of the State of Delaware:

“RESOLVED, that Article Twelfth of the Certificate of Incorporation be amended in its entirety as follows:

“TWELFTH. The number of directors constituting the initial Board of Directors of the Corporation is two and the names and mailing addresses of such persons, who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified, are:

Name	Address
Norman F. Pfeifer	P. O. Box 930 Route 235 St. Paris, Ohio 43072

Carlo Capozzolo	P. O. Box 930 Route 235 St. Paris, Ohio 43072

Hereafter, the number of directors will be determined in accordance with the Bylaws of the Corporation.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of the Amendment.

/s/ Gwen Davies
Gwen Davies

CERTIFICATE OF THE DESIGNATION, PREFERENCES,

RIGHTS AND LIMITATIONS OF CUMULATIVE

CONVERTIBLE PREFERRED STOCK, SERIES A

OF

FEDERAL PACKAGING CORPORATION

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

FEDERAL PACKAGING CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted, by written consent, a resolution providing for the issuance of Five Hundred Fifty Thousand (550,000) shares of Cumulative Convertible Preferred Stock, Series A, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock, $0.001 par value, of the Corporation to consist of Five Hundred Fifty Thousand (550,000) shares, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, as amended, which are applicable to all series of the Preferred Stock, $0.001 par value, of the Corporation) as follows:

Five Hundred Fifty Thousand (550,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Cumulative Convertible Preferred Stock, Series A” (hereinafter called the “Series A Stock”) with the voting powers and the preferences and rights hereinafter set forth.

1. Definitions. As used herein:

“additional Common Stock” means all Common Stock issued by the Corporation after the date of issue of the Series A Stock, other than Common Stock issuable (i) upon conversion of the Series A stock, (ii) upon exercise of the Banc One Warrant, (iii) as a dividend or distribution on the Series A Stock (iv) to employees, officers or directors of the Corporation pursuant to any stock grant, option or other plan or transaction approved by the Board of Directors; provided, however, the total number of shares of Common Stock issuable to such persons pursuant to such plans shall not exceed, in the aggregate, 10% of the number of shares of Common Stock outstanding on a fully-diluted basis.; (v) to the trustee of the Federal Packaging Corporation Retirement Savings Plan prior to December 31, 1990 up to a maximum of 250,000 shares of Common Stock at a purchase price of at least $1.00 per share, and (vi) to Columbus Capital pursuant to the conversion rights contained in Columbus Capital Note (which Common Stock may be non-voting).

“Banc One Warrant” means, jointly, the warrants to purchase shares of Common Stock granted to Banc One Capital Partners Corporation by the Corporation pursuant to the Subordinate Loan Agreement and pursuant to that certain Collateral Agreement entered into by and between the Corporation, Banc One Capital Partners Corporation and Bank One, Dayton, National Association on or about November 9, 1990.

“Capital Expenditures” means, for any period, expenditures (whether paid in cash or, without duplication, accrued as a liability, including the portion of any lease (the obligations under which should be capitalized on the balance sheet of the Corporation in accordance with GAAP) that is capitalized on such balance sheet) by the Corporation during such period that, in conformity with GAAP, are included in “capital expenditures,” “additions to property, plant or equipment” or comparable items in the financial statements of the Corporation; provided, however, the purchase by the Corporation of either (i) that certain 5.7 +/- acre parcel of real property located at 425 Collins Boulevard, Orrville Industrial Park, Orrville, Baughman Township, Wayne County, Ohio, (ii) that certain 15 +/- acre parcel of real property, located on Route 235 in Johnson Township, Champaign County, Ohio or (iii) that certain 13 +/- acre parcel of real property located on Route 36 in Johnson Township, Champaign County, Ohio shall not constitute a Capital Expenditure.

“Columbus Capital” means, Banc One Capital Corporation, an Ohio corporation.

“Columbus Capital Note” means that certain promissory note or other evidence of indebtedness from the Company to Columbus Capital in the original principal amount of $290,000.

“Common Stock” means (i) the class of stock designated as the Common Stock of the Corporation as of November 9, 1990, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

“Conversion Event” means (i) with respect to the Corporation, or any of its Subsidiaries, a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation or any Subsidiary (if such sale, lease, conveyance or other disposition by such Subsidiary would constitute all or substantially all of the assets of the Corporation), (ii) a Merger, (iii) the acquisition by any Person (other than a Person holding Common Stock as of November 9, 1990) of 20% or more of the Common Stock then outstanding, or (iv) the receipt from the Company of a notice of redemption given pursuant to Paragraph 4 below.

“Conversion Price” means the Issuance Consideration divided by the Conversion Rate in effect at such time.

“Convertible Securities” means evidences of Indebtedness, capital stock or other securities, rights or warrants which are convertible into or exchangeable or exercisable for, with or without payment of additional consideration of cash or property, Common Stock or rights to acquire Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event, but such term shall not include (i) the Banc One Warrant, (ii) the Series A Stock, (iii) any rights, warrants, options, grants or other plan or transaction to acquire Common Stock issued to employees, officers or directors of the Corporation approved by the Board of Directors; provided, however, the total number of shares of Common Stock issuable to such persons pursuant to the plan or transaction shall not exceed, in the aggregate, 10% of the number of shares of Common Stock outstanding on a fully-diluted basis, or (iv) the Columbus Capital Note.

“Conversion Rate” means the number of shares of Common Stock into which a single share of Series A Stock is convertible at such time. As of November 9, 1990 the Conversion Rate is as specified in Paragraph 6(a)(iii).

“GAAP” means generally accepted accounting principles as in effect in the United States, consistent with those utilized by the Corporation on November 9, 1990.

“Indebtedness” means (i) any liability of any Person (a) for borrowed money or (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation), whether issued in connection with the acquisition of any property, assets (other than inventory or similar property acquired in the ordinary course of business) or securities, or otherwise, (ii) capitalized lease obligations of any Person, (iii) any liability of others described in the preceding clauses (i) or (ii) which the Person has guaranteed or which is otherwise its legal liability, and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

“Issuance Consideration” means the consideration received by the Corporation for the issuance of a single share of the Series A Stock.

“Merger” means any consolidation with or merger of the Corporation into any corporation or partnership or any merger of any such corporation or partnership into the Corporation.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Sale of Assets” means, with respect to the Corporation, or any of its Subsidiaries, any sale, lease, conveyance or other disposition of assets of the Corporation, or such Subsidiary, as the case may be, not made in the ordinary course of business, other than (i) any recapture by the Corporation upon termination of employee benefit plans, (ii) sales, leases, conveyances or other dispositions of assets between or among the Corporation and its consolidated Subsidiaries, if any, and (iii) sales of accounts and notes receivable pursuant to working capital financing.

“Stockholders Agreement” means that certain Stockholders Agreement, entered into by and among the Corporation and its securityholders on or about November 9, 1990.

“Subordinate Loan Agreement” means that certain Senior Subordinate Loan and Warrant Purchase Agreement, entered into by and between the Corporation and Banc One Capital Partners Corporation on or about November 9, 1990.

“Subsidiary” means (i) a corporation a majority of whose shares of capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned in the aggregate by the Corporation and its Subsidiaries or (ii) any other Person (other than a corporation) in which the Corporation and its Subsidiaries in the aggregate directly or indirectly, at the date of determination thereof has at least majority ownership interest.

2. Dividends.

(a) The holders of the Series A Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and out of the assets of the Corporation which are legally available for the payment of dividends pursuant to the General Corporation Law of the State of Delaware, cumulative preferential cash dividends payable quarterly on the fifteenth day of February, May, August and November (each such date being referred to herein as a “Dividend Payment Date”) to the holders of record on the first day of the month in which such Dividend Payment Date occurs, in each year, commencing February 15, 1991. Holders of the Series A Stock shall be entitled to receive preferential dividends at the annual rate of $0.12 per share. Except as required pursuant to applicable law and subject to the rights and obligations of the Corporation to purchase Common Stock under the Stockholders Agreement, so long as any shares of Series A Stock shall remain outstanding (i) no dividend whatsoever shall be paid upon any class of stock or series thereof ranking junior to or on a parity with the Series A Stock in the payment of dividends, (ii) subject to the obligations of the Corporation to purchase the Banc One Warrant or the shares of Common Stock issuable upon the exercise of the Banc One Warrant pursuant to the terms of the Subordinate Loan Agreement no shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Stock in payment of dividends shall be redeemed or purchased by the Corporation or any Subsidiaries thereof, and (iii) no monies shall be paid to or made available for a sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to or on a parity with the Series A Stock in payment of dividends.

(b) Cash dividends upon shares of Series A Stock shall commence to accrue and be cumulative from the date of issue thereof. Accumulation of dividends on any shares of the Series A Stock shall bear interest at a rate of 12% per annum.

3. Preference on Dissolution, Liquidation or Winding Up.

(a) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Stock shall be entitled to receive, out of the net assets of the Corporation,

$1.00 per share plus an amount equal to all dividends accrued and unpaid thereon (including interest accrued thereon, if applicable) to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series A Stock with respect to the distribution of assets.

(b) Nothing herein contained shall be deemed to prevent redemption of the Series A Stock by the Corporation in the manner provided in Paragraph 4 hereof. Neither the Merger of the Corporation into or with any other corporation, nor the Merger of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Paragraph 3.

(c) Written notice of any dissolution, liquidation or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series A Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d) No payment on account of such dissolution, liquidation or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series A Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

4. Redemption.

(a) The Corporation shall have the right, at its option and by resolution of its Board of Directors, to redeem at any time after November 9, 1995, all, but not less than all, shares of Series A Stock, in accordance with Paragraphs 4(c) and 4(d) upon payment in cash, in respect of each share redeemed, at a redemption price equal to $1.00 per share plus an amount equal to all dividends accrued and unpaid thereon (including interest accrued thereon, if applicable) to the date fixed for redemption.

(b) The Corporation shall, during the period from January 1, 1998 through and including March 1, 1998, redeem all outstanding shares of Series A Stock at a redemption price of $1.00 per share plus accrued and unpaid dividends thereon (plus any interest on such unpaid dividends). In the event the Corporation shall have insufficient funds legally available during such period to redeem all then outstanding shares of Series A Stock, the Corporation shall use all those funds legally available therefor to redeem the maximum number of shares of Series A Stock ratably among the holders thereof. At any time thereafter as additional funds of the Corporation are legally available for the redemption of the Series A Stock, such funds shall be immediately used by the corporation to redeem the balance of the shares of Series A Stock not redeemed (which such shares shall continue to accrue dividends and interest as provided above).

(c) Notice of any redemption pursuant to this Paragraph 4, specifying the date fixed for said redemption, the number of shares of Series A Stock and the place where the amount to be paid upon redemption is payable shall be mailed, postage prepaid, at least 30 days but not more than 60 days prior to said redemption date to the holders of record of the Series A Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been irrevocably deposited in trust for the account of the holders of the Series A Stock to be redeemed (and so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for Series A Stock so called for redemption shall not have been surrendered for cancellation, the stock represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such Series A Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest. Any interest accrued on such funds shall belong to the Corporation. However, if such notice of redemption shall have been so mailed, and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the Series A Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the City of Dallas, Texas and having capital, surplus and undivided profits of at least $100,000,000, thereupon and without awaiting the redemption date, all of the Series A Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Series A Stock shall forthwith upon such deposit in trust cease and terminate, except the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest. Any interest accrued on such funds shall belong to the Corporation. In case the holders of Series A Stock which shall have been redeemed shall not within six years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such stock, such bank or trust company shall, upon demand, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such stock shall look only to the Corporation for payment of the redemption price thereof, but without interest.

(d) The Series A Stock redeemed or otherwise purchased or acquired by the Corporation shall not be reissued as Series A Stock, but shall assume the status of authorized but unissued Preferred Stock, $0.001 par value, of the Corporation.

5. Voting Rights.

(a) Except as set forth in Paragraph 5(b), the holders of the Series A Stock shall have no voting rights other than those expressly provided by applicable law, and except that without the written consent of the holders of a majority of the shares of Series A Stock, in no event shall the powers, preferences or rights of, and the qualifications, limitations or restrictions on, the Series A Stock as set forth herein be modified or changed.

(b) Notwithstanding the provisions of Paragraph 5(a) to the contrary, the holders of the Series A Stock shall have the right, voting together as a series, to nominate an individual to stand for election to the Board of Directors of the Corporation so long as any shares of the Series A Stock remain outstanding which nominee shall be elected to the Board of Directors in accordance with the terms of the Stockholders Agreement.

6. Conversion Rights; Anti-Dilution Provisions.

(a) The holders of Series A Stock shall have the conversion rights as follows (such conversion rights to be exercised upon the affirmative vote of the holders of a majority of the shares of the Series A Stock, such affirmative vote to be binding upon all holders of Series A Stock):

(i) All, but not less than all, of the Series A Stock shall be convertible, without the payment of additional consideration, at any time after November 9, 1995, at the office of any transfer agent for the Series A Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation, into fully-paid and nonassessable shares of Common Stock (calculated to the nearest 1/100th of a share), at the Conversion Rate in effect at the time of conversion determined as hereinafter provided.

(ii) All, but not less than all, of the Series A Stock shall be convertible, without the payment of additional consideration, upon the occurrence of a Conversion Event, at the office of any transfer agent for the Series A Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation into fully-paid and nonassessable Common Stock (calculated to the nearest 1/100th of a share), at the Conversion Rate in effect at the time of conversion determined as hereinafter provided.

(iii) Each share of Series A Stock shall initially be convertible into one (1) share of Common Stock. Such initial Conversion Rate shall be subject to adjustment from time to time in certain instances, as provided in this Paragraph 6. Upon conversion of any Common Stock, all accrued and unpaid dividends on the Series A Stock so converted shall be paid in cash.

(iv) Upon the occurrence of a Conversion Event, the Corporation shall prepare a notice stating that a Conversion Event has occurred and setting forth in detail the facts and such notice shall forthwith be mailed by first class mail (airmail, if appropriate) to the holders of the Series A Stock at their last known address shown on the stock books of the Corporation.

(b) Upon receipt of written notice that the holders of a majority of the shares of the Series A Stock have elected to convert the Series A Stock into Common Stock, pursuant to Paragraph 6(a) hereof, each holder of Series A Stock shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent for such Series A Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation and (ii) state in writing therein the name or names in which he wishes the certificate or certificates for the Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at the last known address of each holder of the Series A Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the election of the holders of a majority of the shares of the Series A Stock to convert, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

(c) If the Corporation shall at any time (i) pay or make a dividend or other distribution on any class or series of capital stock of the Corporation in Common Stock, (ii) subdivide (by means of a stock split or otherwise) its outstanding Common Stock into a larger number of shares or (iii) combine (by means of a reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Rate for the Series A Stock in effect immediately prior thereto shall be adjusted so that each share of Series A Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of one share of Series A Stock would have been entitled to receive after the happening of any of the events described above had such stock been converted into Common Stock immediately prior to the record date, if any, in the case of a dividend, distribution, subdivision or combination with respect to which the Corporation has fixed a record date for the determination of stockholders entitled to receive such dividend, distribution, subdivision or combination or, if no such record date has been fixed, the effective date of such dividend, distribution, subdivision or combination. An adjustment made pursuant to this Paragraph 6(c) shall be effected at the time such dividend or distribution is made or paid or such subdivision or combination is effected and shall be effective retroactively with respect to conversions effected subsequent to any record date described in the immediately preceding sentence.

(d) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution of (i) any evidences of Indebtedness, any other stock (other than Convertible Securities or additional Common Stock) or any other securities or property of any nature whatsoever (other than cash), or (ii) any warrants or other rights to subscribe for or purchase any of the following: any evidence of Indebtedness (other than Convertible Securities), any other capital stock (other than Convertible Securities or additional Common Stock) or any other securities or property of any nature whatsoever (other than cash), then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (A) the numerator of which shall be the fair value (as determined in good faith by the Board of Directors of the Corporation) per share of Common Stock at the date of taking such record and (B) the denominator of which shall be such fair value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair value (as determined in good faith by the Board of Directors of the Corporation) of any and all such evidences of Indebtedness, capital stocks other securities or property or warrants or other subscription or purchase rights so distributable. A reclassification of the Common Stock into Common Stock and shares of any other class of securities shall be deemed a distribution by the Corporation to the holders of its Common Stock of such other Common Stock and of such other class of securities within the meaning of this subparagraph and, if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Stock within the meaning of Paragraph 6(c) hereof.

(e) In case at any time or from time to time the Corporation shall issue or sell any additional Common Stock for a consideration per share less than the Conversion Price per share of Common Stock, then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of additional Common Stock plus the number of such shares of additional Common Stock so issued and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the shares of additional Common Stock plus the number of shares of Common Stock which the aggregate consideration for the total number of such shares of additional Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the issuance of the additional Common Stock. For the purposes of this subparagraph, the date as of which the Conversion Price of the Common Stock shall be computed shall be the earlier of (i) the date on which the Corporation shall enter into a firm contract for the issuance of such additional Common Stock or (ii) the date of actual issuance of such additional Common Stock. The provisions of this subparagraph shall not apply to any issuance of additional Common Stock for which an adjustment is provided under Paragraph 6(c) hereof. No adjustment of the Conversion Rate shall be made under this subparagraph upon the issuance of any shares of additional Common Stock which are issued pursuant to the exercise of any warrants or any other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Paragraphs 6(f) or (g) hereof.

(f) In case at any time or from time to time the Corporation shall distribute or shall in any manner (whether directly or indirectly) issue or sell, any warrants, options or other rights to subscribe for or purchase any additional Common Stock or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration per share for which additional Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities shall be less than the Conversion Price, then the Conversion Rate shall be adjusted as provided in Paragraph 6(a) hereof on the basis that (i) the maximum number of shares of additional Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the determination of the Conversion Price as hereinafter provided, and (ii) the aggregate consideration for such maximum number of shares of additional Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Convertible Securities. For the purposes of this subparagraph, the date as of which the Conversion Price shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants or other rights, (ii) the date on which the Corporation shall enter into a firm contract for the issuance of such warrants or other rights and (iii) the date of actual issuance of such warrants or other rights.

(g) In case at any time or from time to time the Corporation shall distribute, or shall in any manner (whether directly or indirectly) issue or sell, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration per share for which additional Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Conversion Price, then the Conversion Rate shall be adjusted as provided in Paragraph 6(a) hereof on the basis that (i) the maximum number of shares of additional Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the determination of the Conversion Price as hereinafter provided, and (ii) the aggregate consideration for such maximum number of shares of additional Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Convertible Securities. For the purposes of this subparagraph, the date as of which the Conversion Price shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such Convertible Securities, (ii) the date on which the Corporation shall enter into a firm contract for the issuance of such Convertible Securities and (iii) the date of actual issuance of such Convertible Securities. No adjustment of the Conversion Rate shall be made under this subparagraph upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or any subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Paragraph 6(f) hereof.

(h) If, at any time after any adjustment of the Conversion Rate shall have been made pursuant to Paragraphs 6(f) or (g) hereof on the basis of the issuance of warrants or other rights or the issuance of other Convertible Securities, or after any new adjustments of the Conversion Rate shall have been made pursuant to this Paragraph 6(h),

(i) such warrants or rights or the right of conversion or exchange in such other Convertible Securities shall expire, and a portion of such warrants or rights, or the right of conversion or exchange in respect of a portion of such other Convertible Securities, as the case may be, shall not have been exercised, and/or

(ii) the consideration per share, of which shares of Common Stock are issuable pursuant to such warrants or rights or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the arrival of a specified date or the happening of a specified event, such previous adjustment shall be rescinded and annulled and the shares of additional Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled, shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the basis of

(i) treating the number of shares of additional Common Stock, if any, theretofore issued or issuable pursuant to the previous exercise of such warrants or rights or right of conversion or exchange, as having been issued on the date or dates of such exercise and for the consideration actually received and receivable therefor, and

(ii) treating any such warrants or rights or any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Common Stock are issuable under such warrants or rights or other Convertible Securities, and, if and to the extent called for by the foregoing provisions of this Paragraph on the basis aforesaid, a new adjustment of the Conversion Rate shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

(i) The following provisions of this Paragraph 6(i) shall also be applicable to the making of adjustments to the Conversion Rate:

(i) The sale or other disposition of any issued Common Stock owned or held by or for the account of the Corporation shall be deemed an issuance thereof for the purposes of this Paragraph 6.

(ii) To the extent that any additional Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any additional Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such additional Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such additional Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. To the extent that such issuance shall be for a consideration other than cash, then except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. In case any shares of additional Common Stock or any Convertible Securities or warrants or other rights to subscribe for or purchase such additional Common Stock or Convertible Securities shall be issued in connection with any Merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors, of such portion of the assets and business of the non-surviving corporation as such Board in good faith shall determine to be attributable to such additional Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any additional Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights, plus the minimum additional consideration payable to the Corporation upon the exercise of such warrants or other rights. The consideration for any additional Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities, plus the minimum consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the minimum additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any additional Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such additional Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

(iii) The adjustments required by the preceding subparagraphs of this Paragraph 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Paragraph 6(c) hereof) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 1/20th of a share to or from the Conversion Rate immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made so soon as such adjustment, together with other adjustments required by this Paragraph 6 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(iv) In computing adjustments under this Paragraph, fractional interests in a share of Common Stock shall be taken into account to the nearest one hundredth of a share.

(v) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(j) In the case of a Merger, or the sale or conveyance of all or substantially all of the assets of the Corporation for which approval of the holders of the Common Stock is necessary, or in the case of any capital reorganization or any reclassification or similar change of the outstanding Common Stock (other than as set forth in Paragraph 6(c) hereof), each share of Series A Stock, if any, outstanding following such transaction shall thereafter be convertible into the kind and amount of securities or other securities or cash or other property receivable upon such Merger, sale, conveyance, reorganization, reclassification or change by a holder of the number of shares of Common Stock into which such Series A Stock might have been converted immediately prior to such Merger, sale, conveyance, reorganization, reclassification or change, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind and amount of stock or other securities or cash or other property receivable upon such Merger, sale, conveyance, reorganization, reclassification or change (provided that if the kind and amount of stock or other securities or cash or other property receivable upon such Merger, sale, conveyance, reorganization, reclassification or change is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing shares”) then for the purpose of this subparagraph the kind and amount of stock or other securities or cash or other property receivable upon such Merger, sale, conveyance, reorganization, reclassification or change by each non-electing share shall be deemed to be the kind and amount so receivable by a plurality of the non-electing share); and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other property thereafter deliverable upon the conversion of the Series A Stock.

(k) Whenever the Conversion Rate or terms of conversion are adjusted as herein provided, the Corporation shall prepare a notice setting forth such adjustment and showing in detail the facts upon which such adjustment is based, and such notice shall forthwith be mailed by first class mail (airmail, if appropriate) to the holders of shares of Series A Stock so affected at their last known address shown on the stock books of the Corporation.

(l) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series A Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Stock from time to time outstanding. The Corporation shall from time to time in accordance with the General Corporation Law of the State of Delaware increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series A Stock outstanding from time to time.

(m) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board of Directors.

(n) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series A Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

7. Restrictions on Corporate Actions. The Corporation shall not, without the prior approval of the holders of a majority of the shares of Series A Stock outstanding from time to time, take any of the following actions:

(a) Amend its Certificate of Incorporation or Bylaws.

(b) Issue any additional capital stock or other debt or equity securities or any warrants, options or other rights to subscribe for or purchase any additional capital stock or debt or equity securities of the Corporation (excluding, however, the Common Stock issuable upon exercise of the Banc One Warrant, the conversion of the Series A Stock or which otherwise does not constitute the issuance of additional Common Stock).

(c) Enter into a Merger with another corporation or partnership.

(d) Engage in a Sale of Assets.

(e) Make any single Capital Expenditure, or series of related Capital Expenditures in any 12-month period, in excess of $25,000 other than as set forth in the annual operating budget of the Corporation approved by the Board of Directors.

(f) Incur any additional Indebtedness or refinance any existing Indebtedness other than the incurrence or refinancing of Indebtedness pursuant to or permitted by that certain Credit Agreement entered into by and between the Corporation and Bank One, Dayton, National Association and the Subordinate Loan Agreement.

(g) Reclassify, recapitalize or otherwise change its existing capital structure.

(h) Negotiate, renegotiate or enter into any employment, union or other employment benefit contract or plan except as otherwise required by law.

(i) Lend money or credit or make advances to any Person; provided, however, the Corporation may own accounts receivable if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

(j) Implement any annual operating budget.

(k) Engage in any business other than substantially the same type of business conducted by the Corporation on November 9, 1990 and activities which are ancillary, incidental or necessary thereto or reasonably related thereto.

IN WITNESS WHEREOF, Federal Packaging Corporation has caused hereunto this certificate to be signed by Norman F. Pfeifer, its President, and Andrew K. Cherney, its Assistant Secretary, this 8th day of November, 1990.

FEDERAL PACKAGING CORPORATION

By:	/s/ Norman F. Pfeifer
Norman F. Pfeifer, President

ATTEST:

By:	/s/ Andrew K. Cherney
Andrew K. Cherney,
Assistant Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Federal Packaging Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company),

DOES HEREBY CERTIFY:

That the following resolution, amending that certain Certificate of the Designation, Preferences, Rights and Limitations of Cumulative Convertible Preferred Stock, Series A, of the Company filed with the Secretary of State of Delaware on or about November 8, 1990, was consented to in writing, and written notice has been given, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and such resolution has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Certificate of the Designation, Preferences, Rights and Limitations of Cumulative Convertible Preferred Stock, Series A, filed with the Secretary of State of the State of Delaware on or about November 8, 1990 (the “Certificate”) be, and it hereby is, amended as follows:

1. The text of Paragraph 2(b) of the Certificate shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“(b) Cash dividends upon shares of Series A Stock shall commence to accrue and be cumulative from the date of issue until December 31 of each year. Any cash dividends upon shares of Series A Stock not declared on or before December 31 of each year shall be forgiven.”

2. Paragraph 3(a) of the Certificate shall be amended to delete the parenthetical “(including interest accrued thereon, if applicable)”.

3. Paragraph 4(a) of the Certificate shall be amended to delete the parenthetical “(including interest accrued thereon, if applicable)”.

4. Paragraph 4(b) of the Certificate shall be amended to delete the parenthetical “(plus any interest on such unpaid dividends)” and to delete within the second parenthetical “and interest”.

1

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Norman F. Pfeifer, its President, and Carlo Capozzolo, its Secretary, as of the 30th day of December, 1991.

By	/s/ Norman F. Pfeifer
Norman F. Pfeifer, President

ATTEST:

By	/s/ Carlo Capozzolo
Carlo Capozzolo, Secretary

2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

First: That at a meeting of the Board of Directors of Federal Packaging, Corporation, a Delaware corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“Fourth: The aggregate number of shares of capital stock that the corporation will have authority to issue is 1,000 shares of common stock, having a par value of $1.00 per share”.

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness Whereof, said corporation has caused this certificate to be signed by Fred E. Garrison, an Authorized Officer, this 28th day of December, A.D. 1998.

By:	/s/ Fred A. Garrison
Name:	Fred A. Garrison
Treasurer and Authorized Officer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FEDERAL PACKAGING CORPORATION

Federal Packaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That the Board of Directors of the Company, by unanimous written consent, adopted a resolution proposing to the stockholders and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

RESOLVED, that the name of the Company be changed to Caraustar Industrial and Consumer Products Group, Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed this 6th day of December, 1999.

By:	/s/ Norman F. Pfeifer
Name:	NORMAN F. PFEIFER
Title:	PRESIDENT & CEO